Exhibit 99.1

Greatbatch, Inc. Reports 2010 Second Quarter Results

CLARENCE, N.Y.--(BUSINESS WIRE)--July 28, 2010--Greatbatch, Inc. (NYSE: GB), today announced results for its second quarter ended July 2, 2010:

  Sales grew 5% to $140.8 million driven by recoveries in Vascular and Electrochem revenues.
  Adjusted operating margin improved to 12.7% reflecting higher sales and continued R&D investment.
  GAAP diluted EPS of $0.33 per share and adjusted diluted EPS of $0.40 per share.
  Strong cash flows from operations allowed company to pay down $30 million of debt.
  Affirms full year 2010 guidance.

	Three Months Ended
(Dollars in thousands, except per share data)	July 2,	July 3,	%	April 2,	%
	2010	2009	Change	2010	Change
Revenue	$140,795	$134,725	5%	$132,029	7%

GAAP Operating Income	$17,317	$12,469	39%	$13,996	24%
GAAP Operating Income as % of Sales	12.3%	9.3%		10.6%

Adjusted Operating Income*	$17,812	$14,893	20%	$14,988	19%
Adjusted Operating Income as % of Sales	12.7%	11.1%		11.4%

GAAP Diluted EPS	$0.33	$0.28	18%	$0.24	38%
Adjusted Diluted EPS*	$0.40	$0.40	0%	$0.32	25%

* See Tables A and B at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments

“Our strong revenue and operating results for the quarter reflect improvements across all of our product lines, as well as continued benefits from our diversification strategy and our various cost cutting initiatives,” stated Thomas J. Hook, President & CEO, Greatbatch, Inc. “We were especially pleased with the growth we saw in our Vascular and Electrochem markets, which are recovering from the difficult market conditions of 2009. As we look to the second half of the year, we remain on track to meet our previously stated guidance. With that said, further sequential growth may prove to be challenging given our seasonally slow third quarter, foreign currency headwinds, and that customers have stabilized their inventory levels. Nevertheless, we continue to invest and take steps to deliver innovative solutions to our customers, including the continued development of systems level projects, which will be critical to our long-term growth and profitability. We remain confident in this strategy and continue to make significant progress towards the completion of these initiatives.”

Second Quarter Results

Consolidated sales in the second quarter of 2010 grew to $140.8 million from $134.7 million in the comparable 2009 period. This 5% increase was primarily due to improvements in our Vascular and Electrochem markets, which were negatively impacted in 2009 by customer inventory adjustments and a contraction in the underlying markets. In comparison to the sequential 2010 first quarter, sales increased 7% driven by improvements across all of our product lines. We believe that sequential revenue growth will be challenging for the remainder of the year due to our seasonally slow third quarter, foreign currency headwinds, and our customers having stabilized their inventory levels.

Gross profit as a percentage of sales for the 2010 second quarter was 32.3%, compared to 30.8% in the 2009 second quarter. This improvement was primarily due to the benefit from our various consolidation and cost cutting initiatives and a better mix of sales of higher margin products. We expect that our gross profit margin will continue around the current level for the remainder of the year.

Selling, general and administrative expenses of $16.5 million for the second quarter of 2010 were $1.4 million lower than the same period of 2009 and was primarily due to our various consolidation and cost cutting initiatives.

As expected, net research, development and engineering costs for the 2010 second quarter of $11.2 million were above the comparable 2009 period of $8.7 million, due to the Company further investing resources in the development of new technologies, including system level projects, in order to provide solutions for its customers that ultimately create long-term growth opportunities. As expected, during the quarter customer cost reimbursements for development projects increased by $0.5 million in comparison to the first quarter of 2010. These cost reimbursements can vary significantly from period to period due to customer resources and the timing of the achievement of milestones on development projects.

GAAP operating income for the second quarter of 2010 was $17.3 million compared to $12.5 million for the 2009 second quarter. Similarly, adjusted operating income was $17.8 million, or 12.7% of sales, in the second quarter 2010, compared to $14.9 million, or 11.1% of sales, for the comparable 2009 period. Adjusted operating income amounts for the second quarter of 2010 and 2009 exclude the impact of facility consolidation, manufacturing transfer, system integration, asset write-down and disposition charges. See Table A at the end of this release for a reconciliation of adjusted operating income amounts to GAAP and the “Use of Non-GAAP Financial Information” section below.

The 2010 second quarter GAAP and adjusted effective tax rates increased to 35.0%, compared to 19.4% and 24.8%, respectively, for the comparable 2009 period. This increase was primarily due to the favorable impact of the resolution of tax audits during the 2009 second quarter and the expiration of the U.S. R&D tax credit at the end of 2009. Current proposed legislation, if enacted, would reinstate this tax credit retroactive to the beginning of the year.

GAAP diluted EPS for the second quarter 2010 were $0.33 per share compared to $0.28 per share for the second quarter 2009. Additionally, adjusted diluted EPS were $0.40 per share in the second quarter 2010 and the comparable 2009 period. See Table B at the end of this release for a reconciliation of adjusted diluted EPS amounts to GAAP and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the first six months of 2010 were approximately $44 million compared to $22 million for the 2009 period. The increase from the prior year is due to the Company’s strategic initiatives to reduce working capital levels, the timing of payments, and lower consolidation and integrations costs. These cash flows from operations were used to repay the current portion of long-term debt of $30 million, which came due during the second quarter, and make an additional $20 million payment on the Company’s outstanding line of credit subsequent to quarter end. The Company currently expects that cash flow from operations for the remainder of 2010 will continue to be used to support routine capital expenditures and to further pay down debt.

CFO Comments

“We continue to take steps to strengthen our balance sheet in order to support future internal growth,” commented Thomas J. Mazza, Senior Vice President & CFO. “During the quarter, our strong cash generation allowed us to repay $30 million of long-term debt, which came due during the quarter, and make an additional $20 million payment on our outstanding line of credit in July. Furthermore, our strong sales and streamlined operations helped to fund our continued R&D investment and drove our adjusted operating margin to 12.7%. These strong results keep us on track to meet our previously stated adjusted operating margin guidance for 2010.”

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	July 2,	July 3,	%	April 2,	%
Product Line	2010	2009	Change	2010	Change
Greatbatch Medical
CRM/Neuromodulation	$78,838	$78,026	1%	$76,925	2%
Vascular	11,007	9,152	20%	8,166	35%
Orthopaedics	30,488	31,389	-3%	29,442	4%
Total Greatbatch Medical	120,333	118,567	1%	114,533	5%
Electrochem	20,462	16,158	27%	17,496	17%
Total sales	$140,795	$134,725	5%	$132,029	7%

Greatbatch Medical

CRM and neuromodulation sales remained consistent with the prior year second quarter. Current quarter sales includes the benefit of further adoption of the Company’s Q batteries, which empower new device features and reduce the overall size of medical devices. Offsetting these increases was lower feedthrough sales as the second quarter 2009 included the benefit of customer product launches.

Second quarter 2010 sales for the vascular product line increased 20% to $11.0 million, compared to prior year sales of $9.2 million. This increase was primarily due to higher introducer and catheter sales as customer inventory reduction programs, which began in 2009, are now complete and ordering patterns have returned to a more normalized rate.

Orthopaedics product line sales of $30.5 million for the second quarter of 2010 were slightly below the $31.4 million for the comparable 2009 period and were negatively impacted by the decline in the euro during the period. Excluding this foreign currency exchange differential, which reduced sales by approximately $1.0 million, orthopaedics revenues were consistent with the prior year. As expected, the impact of customer inventory reduction initiatives and lower procedure volumes continued to ease during the quarter as orthopaedics sales increased 4% over the sequential quarter. We expect orthopaedics revenue to continue to be impacted by the lower euro exchange rate for the remainder of 2010 and seasonal slow-downs in the third quarter. However these fluctuations are not expected to materially impact our operating income.

Electrochem

Second quarter 2010 sales for the Electrochem business segment were $20.5 million compared to $16.2 million in the second quarter of 2009. The increase from the prior year primarily related to the continued recovery in the energy and portable medical markets. The difficult market conditions experienced in 2009 began to ease in the first quarter 2010 and the second quarter of 2010 saw a restocking of customer inventory, which is not expected to continue in the next two quarters.

Financial Guidance

At this time, we are reaffirming the guidance provided at the beginning of the year as follows:

2010 Annual Sales Growth Rates:

  CRM & Neuromodulation 2% to 5%
  Vascular 3% to 7%
  Orthopaedics 3% to 7%
  Electrochem 0% to 5%

It is important to note that these annual sales growth rates are on a constant currency basis. As previously discussed, we expect orthopaedics revenue to continue to be negatively impacted by the lower euro foreign currency exchange rate for the remainder of 2010.

Adjusted Operating Income as % of Sales: 12.0% - 13.5% of sales for the full year 2010. Adjusted operating income is GAAP operating income excluding costs associated with plant consolidations, integration of acquisitions and asset disposition charges of approximately $4.0 million to $6.0 million.

Conference Call

The Company will host a conference call on Wednesday July 28, 2010 at 5:00 p.m. Eastern Time to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. Eastern Time on July 28, 2010 until August 11, 2010. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 30714901.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular and orthopaedics markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) litigation charges (v) accounting change adjustments and (vi) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate the acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions involving the Company and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation (Dollars in thousands, except per share data):

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009
Operating income as reported	$17,317	$12,469	$31,313	$27,268
Adjustments:
Consolidation costs	536	1,578	856	3,477
Integration expenses	8	717	130	1,580
Asset dispositions and other	(49)	129	501	170
Adjusted operating income	$17,812	$14,893	$32,800	$32,495
Adjusted operating margin	12.7%	11.1%	12.0%	11.8%

Table B: Net Income and Diluted EPS Reconciliation (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009
Income before taxes as reported	$11,981	$8,145	$20,515	$17,873
Adjustments:
Consolidation costs	536	1,578	856	3,477
Integration expenses	8	717	130	1,580
Asset dispositions and other	(49)	129	501	170
CSN II conversion option discount amortization	1,950	1,810	3,865	3,588
Adjusted income before taxes	14,426	12,379	25,867	26,688
Adjusted provision for income taxes	5,049	3,065	9,053	7,732
Adjusted net income	$9,377	$9,314	$16,814	$18,956
Adjusted diluted EPS	$0.40	$0.40	$0.71	$0.80
Number of shares	23,926	23,855	23,946	23,900

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009

Sales	$140,795	$134,725	$272,824	$274,543
Cost of sales	95,336	93,253	185,701	188,907
Gross profit	45,459	41,472	87,123	85,636
Operating expenses:
Selling, general and administrative expenses	16,470	17,885	32,122	36,572
Research, development and engineering costs, net	11,177	8,694	22,201	16,569
Other operating expenses, net	495	2,424	1,487	5,227
Total operating expenses	28,142	29,003	55,810	58,368
Operating income	17,317	12,469	31,313	27,268
Interest expense	5,139	4,930	10,287	9,819
Interest income	(3)	(2)	(5)	(27)
Other (income) expense, net	200	(604)	516	(397)
Income before provision for income taxes	11,981	8,145	20,515	17,873
Provision for income taxes	4,193	1,583	7,180	4,647
Net income	$7,788	$6,562	$13,335	$13,226

Earnings per share:
Basic	$0.34	$0.29	$0.58	$0.58
Diluted	$0.33	$0.28	$0.57	$0.56

Weighted average shares outstanding:
Basic	23,058	22,960	23,051	22,887
Diluted	23,926	23,855	23,946	23,900

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands except share and per share data)

	As of
ASSETS	July 2,	January 1,
	2010	2010
Current assets:
Cash and cash equivalents	$45,657	$37,864
Accounts receivable, net	87,480	81,488
Inventories	101,133	106,609
Deferred income taxes	20,335	13,896
Prepaid expenses and other current assets	9,151	13,313
Total current assets	263,756	253,170
Property, plant and equipment, net	143,614	153,601
Amortizing intangible assets, net	76,977	82,076
Trademarks and tradenames	20,288	20,288
Goodwill	302,381	303,926
Deferred income taxes	1,568	2,458
Other assets	14,529	15,024
Total assets	$823,113	$830,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$-	$30,450
Accounts payable	32,591	34,395
Income taxes payable	2,409	403
Accrued expenses and other current liabilities	65,878	67,996
Total current liabilities	100,878	133,244
Long-term debt	263,721	258,972
Deferred income taxes	61,740	54,043
Other long-term liabilities	4,424	4,560
Total liabilities	430,763	450,819
Stockholders’ equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	294,810	291,926
Treasury stock	(154)	(635)
Retained earnings	99,597	86,262
Accumulated other comprehensive income (loss)	(1,926)	2,148
Total stockholders’ equity	392,350	379,724
Total liabilities and stockholders’ equity	$823,113	$830,543

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com